UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 21, 2009

INDEPENDENT BANK CORPORATION

(Exact name of registrant as

specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant's telephone number,

including area code:

(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 21, 2009, Independent Bank Corporation ("IBC") received a letter from The Nasdaq Stock Market ("Nasdaq") notifying IBC that it no longer meets Nasdaq's continued listing requirement under Listing Rule 5450(a)(1) (the "Bid Price Rule") because the bid price for IBC's common stock has closed below $1.00 per share for 30 consecutive business days.

The notification does not result in the immediate delisting of IBC's common stock from The Nasdaq Global Select Market because, pursuant to Listing Rule 5810(c)(3)(A), IBC has 180 days (until June 21, 2010), to regain compliance with the Bid Price Rule.  If by June 21, 2010, the bid price of IBC’s common stock closes at $1.00 per share or more for at least 10 consecutive business days, Nasdaq will notify IBC that the matter will be closed.

If compliance with the Bid Price Rule cannot be established by June 21, 2010, IBC’s common stock will be subject to delisting from the Nasdaq Global Select Market. IBC may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on The Nasdaq Capital Market, and it submits a timely application to Nasdaq to transfer the listing of its common stock to The Nasdaq Capital Market. IBC is evaluating its options following receipt of the notification and, where possible and deemed in the best interests of IBC and its shareholders, currently intends to take appropriate actions in order to retain the listing of its common stock on the Nasdaq stock market.

IBC issued a press release on December 23, 2009 that disclosed its receipt of this notice from Nasdaq. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits

(d)       Exhibits

            99.1     Press Release dated December 23, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION

                                                                        (Registrant)

Date:  December 23, 2009                                         /s/ Robert N. Shuster

By:  Robert N. Shuster

Its:  Executive Vice President and

Chief Financial Officer